WASTE CONNECTIONS REPORTS FOURTH QUARTER 2021 RESULTS

AND PROVIDES 2022 OUTLOOK

Fourth Quarter Highlights

-	Strong price-led organic growth and acquisition activity, along with continuing underlying margin expansion, drives Q4 results above expectations and provides higher entry point into 2022
-	Revenue of $1.624 billion, net income(a) of $166.3 million, and adjusted EBITDA(b) of $495.4 million, or 30.5% of revenue
-	Net income and adjusted net income(b) of $0.64 and $0.83 per share, respectively

Full Year 2021 Highlights

-	Revenue of $6.151 billion, up 13.0%
-	Net income of $618.0 million, or $2.36 per share, and adjusted net income(b) of $846.6 million, or $3.23 per share, up 22.3%
-	Adjusted EBITDA(b) of $1.919 billion, up 15.5%, and adjusted EBITDA margin of 31.2%, up 70 basis points
-	Net cash provided by operating activities of $1.698 billion, up 20.6%
-	Adjusted free cash flow(b) of $1.010 billion, up 19.9% on capital expenditures of $744.3 million, up 24.7%
-	Completes acquisitions with approximately $400 million of total annualized revenue in 2021

Expectations for 2022

-	Strong pricing and acquisition growth to drive double digit percentage increases in revenue and adjusted free cash flow(b), along with continuing underlying margin expansion
-	Revenue of approximately $6.875 billion, up 11.8%, excluding additional acquisitions
-	Net income of approximately $846 million and adjusted EBITDA(b) of approximately $2.145 billion, or about 31.2% of revenue
-	Net cash provided by operating activities of approximately $2.000 billion
-	Adjusted free cash flow(b) of approximately $1.150 billion, up 13.9%, on capital expenditures up 14.2% to approximately $850 million, including $100 million for new landfill gas and resource recovery facilities
-	Increasing return of capital to shareholders, including opportunistic share repurchases

TORONTO, ONTARIO, February 16, 2022 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the fourth quarter of 2021 and outlook for 2022.

“2021’s results are a reflection of how a culture of commitment and accountability to all stakeholders enabled us to excel in a challenging operating environment, overcome inflationary pressures and supply chain issues, execute our growth strategy, expand margins, support employee health and welfare, and position the Company well for 2022 and beyond.  The year ended on a high note, as strong solid waste organic growth and acquisition activity, along with continuing underlying margin expansion, drove Q4 financial results once again above expectations.  We are also extremely pleased with our results for the full year, as adjusted EBITDA(b) margin expanded 70 basis points.  Moreover, we delivered 20% growth in adjusted free cash flow(b)  to $1.010 billion, in spite of capital expenditures up 25%, as we continued to reinvest in and grow our business,” said Worthing F. Jackman, President and Chief Executive Officer.

“Acquisition activity accelerated in the fourth quarter, resulting in approximately $400 million in acquired annualized revenues in 2021 and setting up acquisition contribution approaching 6% in 2022, including transactions completed year to date.  Along with solid waste pricing growth of about 6.5%, this already positions us for double-digit percentage growth in revenue, adjusted

EBITDA(b) and adjusted free cash flow(b) in 2022.  Additional acquisitions expected to be completed during the year, improvement in commodity-driven revenues and E&P waste activity, or moderation of inflationary trends would provide incremental benefit.”

Mr. Jackman continued, “The strength and consistency of our results reflect the durability of our market model and the benefits of an intentional culture focused on employees and value creation.  Proactive pricing, along with a step-up in capital expenditures and over $1 billion in acquisition outlays in 2021, positions us for continued double digit growth in 2022, while preserving the balance sheet strength and flexibility to capitalize on another potential above average year of acquisition activity, invest in sustainability-focused growth projects and increase return of capital to shareholders.”

Q4 2021 Results

Revenue in the fourth quarter totaled $1.624 billion, up from $1.398 billion in the year ago period.  Operating income was $249.3 million, which included $28.4 million primarily related to impairments and other acquisition-related costs.  This compares to operating income of $197.1 million in the fourth quarter of 2020, which included $29.0 million primarily related to impairments and other acquisition-related costs.  Net income in the fourth quarter was $166.3 million, or $0.64 per share on a diluted basis of 261.3 million shares.  In the year ago period, the Company reported net income of $130.7 million, or $0.50 per share on a diluted basis of 263.6 million shares.

Adjusted net income(b) in the fourth quarter was $217.1 million, or $0.83 per diluted share, versus $178.6 million, or $0.68 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the fourth quarter was $495.4 million and 30.5% of revenue, as compared to $426.6 million and 30.5% of revenue in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Full Year 2021 Results

For the year ended December 31, 2021, revenue was $6.151 billion, up from $5.446 billion in the year ago period.  Operating income, which included $32.3 million in impairments and other operating items, $11.3 million in acquisition-related costs, and $8.4 million in fair value accounting changes to equity awards, was $1.040 billion, as compared to operating income of $412.4 million for the same period in 2020, which included $482.1 million in costs primarily related to impairments and other operating items.

Net income in 2021 was $618.0 million, or $2.36 per share on a diluted basis of 261.7 million shares.  In the year ago period, the Company reported net income of $204.7 million, or $0.78 per share on a diluted basis of 263.7 million shares.

Adjusted net income(b) in 2021 was $846.6 million, or $3.23 per diluted share, compared to $695.8 million, or $2.64 per diluted share, in the year ago period. Adjusted EBITDA(b) in 2021 was $1.919 billion and 31.2% of revenue, up from $1.662 billion and 30.5% of revenue in the prior year period.

2022 Outlook

Waste Connections also announced its outlook for 2022, which assumes no change in the current economic environment.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2022 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

-	Revenue is estimated at approximately $6.875 billion;
-	Net income is estimated at approximately $846 million;
-	Adjusted EBITDA(b) is estimated at approximately $2.145 billion, or about 31.2% of revenue;
-	Net cash provided by operating activities is estimated at approximately $2.0 billion;
-	Capital expenditures are estimated to be approximately $850 million;
-	Adjusted free cash flow(b) is estimated at approximately $1.150 billion, or 16.7% of revenue; and
-	Fully diluted share count is estimated at 259.0 million.

Q4 2021 Earnings and 2022 Outlook Conference Call

Waste Connections will be hosting a conference call related to fourth quarter earnings and 2022 outlook on February 17th at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, listeners may access the call by dialing 800-935-9319 (within

North America) or 212-231-2925 (international) approximately 10 minutes prior to the scheduled start time; a passcode is not required.  A replay of the conference call will be available until February 24th, 2022, by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode #22014930.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on February 17th, providing the Company's first quarter 2022 outlook for revenue, price plus volume growth for solid waste, and adjusted EBITDA(b).

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(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections".

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation.  The Company serves more than eight million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada.  Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.  For more information, visit Waste Connections at wasteconnections.com.

Environmental, Social and Governance

Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation.  In 2020, the Company introduced long-term, aspirational ESG targets and committed over $500 million for investments to meet or exceed such sustainability targets. These investments primarily focus on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety through reduced incidents and enhancing employee engagement through improved voluntary turnover and Servant Leadership scores.  The Company’s updated 2021 Sustainability Report provides progress updates on its targets and investments towards their achievement.  For more information, visit the Waste Connections website at wasteconnections.com/sustainability.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2022 financial results, outlook and related assumptions, potential acquisition activity and return of capital to shareholders. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND TWELVE MONTHS ended DECEMBER 31, 2020 and 2021

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended December 31,						Twelve months ended December 31,
		2020			2021			2020				2021

Revenues			$1,398,251			$1,624,319			$5,445,990			$6,151,361
Operating expenses:
Cost of operations			846,851			980,865			3,276,808			3,654,074
Selling, general and administrative			133,419			157,452			537,632			612,337
Depreciation			161,462			175,142			621,102			673,730
Amortization of intangibles			35,239			39,042			131,302			139,279
Impairments and other operating items			24,136			22,497			466,718			32,316
Operating income			197,144			249,321			412,428			1,039,625

Interest expense			(42,813)			(38,625)			(162,375)			(162,796)
Interest income			857			573			5,253			2,916
Other income (expense), net			1,654			833			(1,392)			6,285
Loss on early extinguishment of debt			-			-			-			(115,288)
Income before income tax provision			156,842			212,102			253,914			770,742

Income tax provision			(26,268)			(45,675)			(49,922)			(152,253)
Net income			130,574			166,427			203,992			618,489
Plus (less): Net loss (income) attributable to noncontrolling interests			90			(117)			685			(442)
Net income attributable to Waste Connections			$130,664			$166,310			$204,677			$618,047

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.50			$0.64			$0.78			$2.37

Diluted			$0.50			$0.64			$0.78			$2.36

Shares used in the per share calculations:
Basic			263,001,985			260,547,806			263,189,699			261,166,723
Diluted			263,598,602			261,258,425			263,687,539			261,728,470

Cash dividends per common share			$0.205			$0.230			$0.760			$0.845

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2020	December 31, 2021
ASSETS
Current assets:
Cash and equivalents	$617,294	$147,441
Accounts receivable, net of allowance for credit losses of $19,380 and $18,480 at December 31, 2020 and 2021, respectively	630,264	709,614
Prepaid expenses and other current assets	160,714	175,722
Total current assets	1,408,272	1,032,777
Restricted cash	97,095	72,174
Restricted investments	57,516	59,014
Property and equipment, net	5,284,506	5,721,949
Operating lease right-of-use assets	170,923	160,567
Goodwill	5,726,650	6,187,643
Intangible assets, net	1,155,079	1,350,597
Other assets, net	92,323	115,203
Total assets	$13,992,364	$14,699,924
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$290,820	$392,868
Book overdraft	17,079	16,721
Deferred revenue	233,596	273,720
Accrued liabilities	404,923	442,596
Current portion of operating lease liabilities	30,671	38,017
Current portion of contingent consideration	43,297	62,804
Current portion of long-term debt and notes payable	8,268	6,020
Total current liabilities	1,028,654	1,232,746

Long-term portion of debt and notes payable	4,708,678	5,040,500
Long-term portion of operating lease liabilities	147,223	129,628
Long-term portion of contingent consideration	28,439	31,504
Deferred income taxes	760,044	850,921
Other long-term liabilities	455,888	421,080
Total liabilities	7,128,926	7,706,379
Commitments and contingencies
Equity:
Common shares: 262,899,174 shares issued and 262,824,990 shares outstanding at December 31, 2020; 260,283,158 shares issued and 260,212,496 shares outstanding at December 31, 2021	4,030,368	3,693,027
Additional paid-in capital	170,555	199,482
Accumulated other comprehensive income (loss)	(651)	39,584
Treasury shares: 74,184 and 70,662 shares at December 31, 2020 and 2021, respectively	-	-
Retained earnings	2,659,001	3,056,845
Total Waste Connections’ equity	6,859,273	6,988,938
Noncontrolling interest in subsidiaries	4,165	4,607
Total equity	6,863,438	6,993,545
	$13,992,364	$14,699,924

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

TWELVE MONTHS ended DECEMBER 31, 2020 and 2021

(Unaudited)

(in thousands of U.S. dollars)

	Twelve months ended December 31,
	2020	2021
Cash flows from operating activities:
Net income	$203,992	$618,489
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	445,647	27,727
Depreciation	621,102	673,730
Amortization of intangibles	131,302	139,279
Loss on early extinguishment of debt	-	115,288
Deferred income taxes, net of acquisitions	(50,487)	14,563
Current period provision for expected credit losses	15,509	9,719
Amortization of debt issuance costs	7,509	5,055
Share-based compensation	45,751	58,221
Interest accretion	17,205	15,970
Payment of contingent consideration recorded in earnings	(10,371)	(520)
Adjustments to contingent consideration	18,418	2,954
Other	2,426	(1,260)
Net change in operating assets and liabilities, net of acquisitions	(39,482)	19,014
Net cash provided by operating activities	1,408,521	1,698,229

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(388,789)	(960,449)
Capital expenditures for property and equipment	(597,053)	(744,315)
Capital expenditures for undeveloped landfill property	(67,508)	-
Investment in noncontrolling interest	-	(25,000)
Proceeds from disposal of assets	19,084	42,768
Other	(11,777)	(6,486)
Net cash used in investing activities	(1,046,043)	(1,693,482)

Cash flows from financing activities:
Proceeds from long-term debt	1,815,625	2,112,193
Principal payments on notes payable and long-term debt	(1,542,958)	(1,893,100)
Premiums paid on early extinguishment of debt	-	(110,617)
Payment of contingent consideration recorded at acquisition date	(12,566)	(12,934)
Change in book overdraft	1,096	(367)
Payments for repurchase of common shares	(105,654)	(338,993)
Payments for cash dividends	(199,883)	(220,203)
Tax withholdings related to net share settlements of equity-based compensation	(23,446)	(18,606)
Debt issuance costs	(11,117)	(18,521)
Proceeds from issuance of shares under employee share purchase plan	-	1,222
Proceeds from sale of common shares held in trust	679	430
Net cash used in financing activities	(78,224)	(499,496)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6,914	(25)
Net increase (decrease) in cash, cash equivalents and restricted cash	291,168	(494,774)
Cash, cash equivalents and restricted cash at beginning of year	423,221	714,389
Cash, cash equivalents and restricted cash at end of year	$714,389	$219,615

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and twelve month periods ended December 31, 2021:

	Three months ended December 31, 2021	Twelve months ended December 31, 2021
Core Price	5.0%	4.7%
Surcharges	0.7%	0.3%
Volume	1.2%	1.6%
Recycling	2.6%	1.8%
Foreign Exchange Impact	0.5%	0.9%
Total	10.0%	9.3%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended December 31, 2020 and 2021:

	Three months ended December 31, 2020
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,024,099	$(3,341)	$1,020,758	73.0%
Solid Waste Disposal and Transfer	493,093	(200,272)	292,821	20.9%
Solid Waste Recycling	26,688	(909)	25,779	1.9%
E&P Waste Treatment, Recovery and Disposal	27,690	(2,163)	25,527	1.8%
Intermodal and Other	33,427	(61)	33,366	2.4%
Total	$1,604,997	$(206,746)	$1,398,251	100.0%

	Three months ended December 31, 2021
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,169,428	$(2,780)	$1,166,648	71.8%
Solid Waste Disposal and Transfer	533,122	(216,957)	316,165	19.5%
Solid Waste Recycling	75,317	(5,646)	69,671	4.3%
E&P Waste Treatment, Recovery and Disposal	37,570	(3,244)	34,326	2.1%
Intermodal and Other	39,592	(2,083)	37,509	2.3%
Total	$1,855,029	$(230,710)	$1,624,319	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and twelve month periods ended December 31, 2020 and 2021:

	Three months ended December 31,		Twelve months ended December 31,
	2020	2021	2020	2021
Acquisitions, net	$52,721	$79,363	$197,231	$215,398

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and twelve month periods ended December 31, 2020 and 2021:

	Three months ended December 31,		Twelve months ended December 31,
	2020	2021	2020	2021
Cash Interest Paid	$55,910	$36,839	$142,310	$157,485
Cash Taxes Paid	43,603	56,094	104,618	146,198

Debt to Book Capitalization as of December 31, 2021: 42%

Internalization for the three months ended December 31, 2021: 55%

Days Sales Outstanding for the three months ended December 31, 2021: 40 (25 net of deferred revenue)

Share Information for the three months ended December 31, 2021:

Basic shares outstanding	260,547,806
Dilutive effect of equity-based awards	710,619
Diluted shares outstanding	261,258,425

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income, plus loss on early extinguishment of debt.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended December 31,		Twelve months ended December 31,
	2020	2021	2020	2021
Net income attributable to Waste Connections	$130,664	$166,310	$204,677	$618,047
Plus/(less): Net income (loss) attributable to noncontrolling interests	(91)	117	(685)	442
Plus: Income tax provision	26,269	45,675	49,922	152,253
Plus: Interest expense	42,813	38,625	162,375	162,796
Less: Interest income	(857)	(573)	(5,253)	(2,916)
Plus: Depreciation and amortization	196,701	214,184	752,404	813,009
Plus: Closure and post-closure accretion	3,755	3,579	15,095	14,497
Plus: Impairments and other operating items	24,136	22,497	466,718	32,316
Plus/(less): Other expense (income), net	(1,654)	(833)	1,392	(6,285)
Plus: Loss on early extinguishment of debt	-	-	-	115,288
Adjustments:
Plus: Transaction-related expenses(a)	5,306	5,098	9,803	11,318
Plus/(less): Fair value changes to equity awards(b)	(485)	755	5,536	8,393
Adjusted EBITDA	$426,557	$495,434	$1,661,984	$1,919,158

As % of revenues	30.5%	30.5%	30.5%	31.2%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Twelve months ended December 31,
	2020	2021
Net cash provided by operating activities	$1,408,521	$1,698,229
Plus/(less): Change in book overdraft	1,096	(367)
Plus: Proceeds from disposal of assets	19,084	42,768
Less: Capital expenditures for property and equipment	(597,053)	(744,315)
Adjustments:
Payment of contingent consideration recorded in earnings(a)	10,371	520
Cash received for divestitures(b)	(10,673)	(17,118)
Transaction-related expenses(c)	9,803	30,771
Pre-existing Progressive Waste share-based grants(d)	5,770	397
Tax effect(e)	(5,021)	(1,287)
Adjusted free cash flow	$841,898	$1,009,598

As % of revenues	15.5%	16.4%

___________________________

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the elimination of cash received in conjunction with the divestiture of certain operations.
(c)	Reflects the addback of acquisition-related transaction costs and settlement of an acquired compensation liability.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended December 31,		Twelve months ended December 31,
	2020	2021	2020	2021
Reported net income attributable to Waste Connections	$130,664	$166,310	$204,677	$618,047
Adjustments:
Amortization of intangibles(a)	35,239	39,042	131,302	139,279
Impairments and other operating items(b)	24,136	22,497	466,718	32,316
Transaction-related expenses(c)	5,306	5,098	9,803	11,318
Fair value changes to equity awards(d)	(485)	755	5,536	8,393
Loss on early extinguishment of debt(e)	-	-	-	115,288
Tax effect(f)	(16,235)	(16,574)	(153,758)	(78,041)
Tax items(g)	-	-	31,508	-
Adjusted net income attributable to Waste Connections	$178,625	$217,128	$695,786	$846,600
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.50	$0.64	$0.78	$2.36
Adjusted net income	$0.68	$0.83	$2.64	$3.23

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	Reflects the make-whole premium and related fees associated with the early termination of $1.5 billion in senior notes.
(f)	The aggregate tax effect of the adjustments in footnotes (a) through (e) is calculated based on the applied tax rates for the respective periods.
(g)	Reflects the impact of a portion of the Company’s 2019 inter-entity payments no longer being deductible for tax purposes due to the finalization of tax regulations on April 7, 2020 under Internal Revenue Code section 267A and an increase in deferred tax liabilities resulting from the E&P impairment.

2022 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	2022 Outlook

	Estimates	Observation
Net income attributable to Waste Connections	$846,000
Plus: Income tax provision	239,000	Approximate 22.0% effective rate
Plus: Interest expense, net	160,000
Plus: Depreciation and Depletion	745,000	Approximately 10.8% of revenue
Plus: Amortization	140,000
Plus: Closure and post-closure accretion	15,000
Adjusted EBITDA	$2,145,000	Approximately 31.2% of revenue

Reconciliation of Adjusted Free Cash Flow:

2022 Outlook Estimates
Net cash provided by operating activities	$2,000,000
Less: Capital expenditures	(850,000)
Adjusted free cash flow	$1,150,000